Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Big Cypress Acquisition Corp. (the “Company”) on the Amendment #2 of the Form S-4 [File # 333-258869] of our report dated April 2, 2021 with respect to our audits of the financial statements of Big Cypress Acquisition Corp. as of December 31, 2020 and for the period from November 12, 2020 (inception) to December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

West Palm Beach, FL

September 21, 2021